13D

CUSIP No. 878739101	Page 8 of 8

EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree that the Schedule 13D with respect to the Common Stock, par value $0.0001 per share, of TechPrecision Corporation and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

DATED: February 13, 2018

MAZ Partners LP

By:	MAZ Capital Advisors, LLC, its General Partner

By:	/s/ Walter Schenker
Name: Walter Schenker
Title: Manager

MAZ Capital Advisors, LLC

By:	/s/ Walter Schenker
Name: Walter Schenker
Title: Manager

/s/ Walter Schenker
Walter Schenker